Provident Financial Services, Inc. Reports Second Quarter 2024 Results Inclusive of Merger-Related Costs and Declares Quarterly Cash Dividend

ISELIN, NJ, July 26, 2024 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported a net loss of $11.5 million, or $0.11 per basic and diluted share for the three months ended June 30, 2024, compared to net income of $32.1 million, or $0.43 per basic and diluted share, for the three months ended March 31, 2024 and $32.0 million, or $0.43 per basic and diluted share, for the three months ended June 30, 2023. For the six months ended June 30, 2024, net income totaled $20.6 million, or $0.23 per basic and diluted share, compared to $72.5 million, or $0.97 per basic and diluted share, for the six months ended June 30, 2023.

On May 16, 2024, the Company completed its merger with Lakeland Bancorp, Inc. (“Lakeland”), which added $10.91 billion to total assets, $7.91 billion to loans, and $8.62 billion to deposits, net of purchase accounting adjustments. The Company’s earnings for the three and six months ended June 30, 2024 were impacted by an initial CECL provision for credit losses on loans and commitments to extend credit of $65.2 million recorded as part of the Lakeland merger in accordance with GAAP requirements for accounting for business combinations. The results of operations for the three and six months ended June 30, 2024 also included other transaction costs related to the merger with Lakeland totaling $18.9 million and $21.1 million, respectively, compared with transaction costs totaling $2.0 million and $3.1 million for the respective 2023 periods. Additionally, the Company realized a $2.8 million loss related to the sale in the current quarter of subordinated debt issued by Lakeland from its investment portfolio.
Anthony J. Labozzetta, President and Chief Executive Officer commented, “We are pleased with our performance this quarter, which featured the completion of our merger with Lakeland. While financial results reflect merger-related expenses, our core businesses, credit quality and risk management remain strong. Our fee-based wealth management and insurance agency teams performed well and are positioned to take advantage of our strengths as a larger organization. Our solid core performance, as demonstrated by our pre-tax pre-provision return on average assets, shows that the combined entity has a solid foundation and compelling prospects for the future.”
Regarding the Company's merger with Lakeland, Mr. Labozzetta added, “It is an exciting time for us as we have successfully closed the merger and welcomed the Lakeland team into Provident. We are grateful to our employees for their diligent efforts in completing the merger. As we approach systems conversion in September, we are pleased with how our cultures are integrating. Our teams are working together to broaden and deepen our relationships across a larger customer base through our complementary platforms of banking, insurance and wealth management.”
Performance Highlights for the Second Quarter of 2024
•The Company recorded a $66.1 million provision for credit losses on loans for the quarter ended June 30, 2024, compared to a $200,000 provision for the trailing quarter. The provision for credit losses on loans in the quarter was primarily attributable to an initial CECL provision for credit losses on loans of $60.1 million, recorded as part of the Lakeland merger. The allowance for credit losses as a percentage of loans increased to 1.00% as of June 30, 2024, from 0.98% as of March 31, 2024.
•The Company's annualized adjusted pre-tax, pre-provision returns on average assets, average equity and average tangible equity(1) were 1.47%, 13.26% and 19.21% for the quarter ended June 30, 2024, compared to 1.28%, 10.62% and 14.54% for the quarter ended March 31, 2024. A reconciliation between GAAP and the above non-GAAP ratios are shown on page 13 of the earnings release.
•The Company’s loans held for investment totaled $18.76 billion as of June 30, 2024, from $10.84 billion as of March 31, 2024. As part of the merger with Lakeland, we acquired $7.91 billion in loans, net of purchase accounting adjustments.
•The Company's deposits totaled $18.35 billion as of June 30, 2024, from $10.10 billion as of March 31, 2024. As part of the merger with Lakeland, we acquired $8.62 billion in deposits, net of purchase accounting adjustments. Excluding municipal and brokered deposits, organic deposits increased $123.0 million during the quarter.

•Net interest income increased $47.8 million to $141.5 million for the three months ended June 30, 2024, from $93.7 million for the trailing quarter primarily due to the net assets acquired from Lakeland, including accretion of purchase accounting adjustments.
•The net interest margin increased 34 basis points to 3.21% for the quarter ended June 30, 2024, from 2.87% for the trailing quarter. The weighted average yield on interest-earning assets for the quarter ended June 30, 2024 increased 61 basis points to 5.67%, compared to the trailing quarter, while the weighted average cost of interest-bearing liabilities for the quarter ended June 30, 2024 increased 29 basis points to 3.09%, compared to the trailing quarter. The increases in both the yield on interest-earning assets and cost of interest-bearing liabilities were primarily due to the net assets and liabilities acquired from Lakeland, including accretion of purchase accounting adjustments which contributed approximately 47 basis points to the net interest margin in the current quarter.
•As of June 30, 2024, the Company's loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.67 billion, with a weighted average interest rate of 7.53%, compared to $1.08 billion, with a weighted average interest rate of 7.42%, as of March 31, 2024. The increase in pipeline was primarily attributable to the addition of Lakeland's pipeline.
•As of June 30, 2024, CRE loans related to office properties totaled $1.1 billion, compared to $483.9 million as of March 31, 2024. The increase was attributable to the addition of Lakeland's loan portfolio. CRE loans secured by office properties constitutes only 5.7% of total loans and have an average loan size of $2.1 million, with just nine relationships greater than $10.0 million. Approximately 37% of the Company's office loans are to medical offices and the portfolio does not have significant central business district exposure. Delinquencies in the office portfolio as of June 30, 2024 were limited to one loan totaling $801,000.
•As of June 30, 2024, multi-family CRE loans secured by New York City properties totaled $227.7 million, compared to $188.7 million as of March 31, 2024. The increase was attributable to the addition of Lakeland's loan portfolio. This portfolio constitutes only 1.2% of total loans and has an average loan size of $2.6 million. Approximately $113.6 million of these loans are collateralized by rent stabilized apartments and all are performing.
•Wealth Management and Insurance Agency income increased 12.3% and 16.7%, respectively, versus the same period in 2023. The increase in wealth management income was primarily due to an increase in the average market value of assets under management during the period, while the increase in insurance agency income was largely due to an increase in business activity. Total non-interest income was 13.6% of net revenue for the quarter ended June 30, 2024.
•On May 9, 2024, the Company issued $225.0 million of 9.00% Fixed-to-Floating Rate subordinated notes due 2034, resulting in net proceeds of $221.0 million.
•Non-performing loans to total loans as of June 30, 2024 decreased to 0.36%, compared to 0.44% as of March 31, 2024, while non-performing assets to total loans as of June 30, 2024 decreased to 0.33%, compared to 0.42% as of March 31, 2024. For the three months ended June 30, 2024, net charge-offs totaled $1.3 million, or an annualized 4 basis points of average loans.
Declaration of Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.24 per common share payable on August 30, 2024 to stockholders of record as of the close of business on August 16, 2024.

Results of Operations
Three months ended June 30, 2024 compared to the three months ended March 31, 2024
For the three months ended June 30, 2024, the Company reported a net loss of $11.5 million, or $0.11 per basic and diluted share, compared to net income of $32.1 million, or $0.43 per basic and diluted share, for the three months ended March 31, 2024. The Company’s earnings for the three months ended June 30, 2024 were impacted by an initial CECL provision for credit losses on loans and commitments to extend credit of $65.2 million recorded as part of the Lakeland merger in accordance with GAAP requirements for accounting for business combinations. The results of operations for the three months ended June 30, 2024 included transaction costs related to the merger with Lakeland totaling $18.9 million, compared with transaction costs totaling $2.2 million in the trailing quarter. Additionally, the Company realized a $2.8 million loss related to the sale in the current quarter of subordinated debt issued by Lakeland from its investment portfolio.
Net Interest Income and Net Interest Margin
Net interest income increased $47.8 million to $141.5 million for the three months ended June 30, 2024, from $93.7 million for the trailing quarter. Net interest income for the three months ended June 30, 2024 was favorably impacted by the net assets acquired from Lakeland, partially offset by unfavorable repricing of both deposits and borrowings.

The Company’s net interest margin increased 34 basis points to 3.21% for the quarter ended June 30, 2024, from 2.87% for the trailing quarter. Accretion of purchase accounting adjustments contributed 47 basis points to the net interest margin in the current quarter. The current net interest margin reflects the acquisition of Lakeland’s interest-bearing assets and liabilities, the sale of $554.2 million of securities acquired from Lakeland and the repayment of overnight borrowings as well as the issuance of subordinated debt.
The weighted average yield on interest-earning assets for the quarter ended June 30, 2024 increased 61 basis points to 5.67%, compared to the trailing quarter. The weighted average cost of interest-bearing liabilities for the quarter ended June 30, 2024 increased 29 basis points from the trailing quarter, to 3.09%. The average cost of interest-bearing deposits for the quarter ended June 30, 2024 increased 24 basis points to 2.84%, compared to 2.60% for the trailing quarter. The average cost of total deposits, including non-interest-bearing deposits, was 2.27% for the quarter ended June 30, 2024, compared to 2.07% for the trailing quarter. The average cost of borrowed funds for the quarter ended June 30, 2024 was 3.83%, compared to 3.60% for the quarter ended March 31, 2024.
Provision for Credit Losses on Loans
For the quarter ended June 30, 2024, the Company recorded a $66.1 million provision for credit losses on loans, compared with a provision for credit losses on loans of $200,000 for the quarter ended March 31, 2024. The provision for credit losses on loans in the quarter was primarily attributable to an initial CECL provision for credit losses of $60.1 million, recorded as part of the Lakeland merger in accordance with GAAP requirements for accounting for business combinations. For the three months ended June 30, 2024, net charge-offs totaled $1.3 million, or an annualized 4 basis points of average loans.
Non-Interest Income and Expense
For the three months ended June 30, 2024, non-interest income totaled $22.3 million, an increase of $1.5 million, compared to the trailing quarter. Fee income increased $2.8 million to $8.7 million for the three months ended June 30, 2024, compared to the trailing quarter, primarily due to increases in deposit fee income, debit card related fee income and commercial loan prepayment fees, resulting from the Lakeland merger. BOLI income increased $1.5 million for the three months ended June 30, 2024, compared to the trailing quarter, primarily due to an increase in benefit claims recognized, while wealth management income increased $281,000 to $7.8 million for the three months ended June 30, 2024, compared to the trailing quarter, mainly due to an increase in the average market value of assets under management during the period. Partially offsetting these increases in non-interest income, net gain on securities transactions decreased $3.0 million for the three months ended June 30, 2024, compared to the trailing quarter, primarily due to a $2.8 million loss on the sale of subordinated debt issued by Lakeland from the Provident investment portfolio prior to the merger. Additionally, insurance agency income decreased $305,000 to $4.5 million for the three months ended June 30, 2024, compared to the trailing quarter, mainly due to the receipt of contingent commissions in the prior quarter, partially offset by additional business in the current quarter.

Non-interest expense totaled $115.4 million for the three months ended June 30, 2024, an increase of $43.6 million, compared to $71.8 million for the trailing quarter. Merger-related expenses increased $16.7 million to $18.9 million for the three months ended June 30, 2024, compared to the trailing quarter. Compensation and benefits expense increased $14.8 million to $54.9 million for the three months ended June 30, 2024, compared to $40.0 million for the trailing quarter. The increase in compensation and benefits expense was primarily attributable to the addition of Lakeland. Amortization of intangibles increased $5.8 million to $6.5 million for the three months ended June 30, 2024, compared to $705,000 for the trailing quarter, largely due to purchase accounting adjustments related to Lakeland. Net occupancy expense increased $2.6 million to $11.1 million for the three months ended June 30, 2024, compared to $8.5 million for the trailing quarter, primarily due to depreciation and maintenance expenses from the addition of Lakeland. Data processing expense increased $1.7 million to $8.4 million for the three months ended June 30, 2024, compared to $6.8 million for the trailing quarter, primarily due to additional software and hardware expenses needed for the addition of Lakeland. Other operating expenses increased $931,000 to $11.3 million for the three months ended June 30, 2024, compared to $10.3 million for the trailing quarter, while FDIC insurance increased $828,000 to $3.1 million for the three months ended June 30, 2024, compared to the trailing quarter, primarily due to the addition of Lakeland.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(1) was 2.02% for the quarter ended June 30, 2024, compared to 1.99% for the trailing quarter. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(1) was 57.86% for the three months ended June 30, 2024, compared to 60.83% for the trailing quarter.
Income Tax Expense
For the three months ended June 30, 2024, the Company's income tax benefit was $9.8 million, compared with income tax expense of $10.9 million for the trailing quarter. The decrease in tax expense for the three months ended June 30, 2024, compared with the trailing quarter was largely due to a $5.3 million tax benefit related to the revaluation of deferred tax assets to reflect the imposition by the state of New Jersey of a 2.5% Corporate Transit Fee in the quarter, effective January 1, 2024, combined with a decrease in taxable income in the quarter as a result of additional expenses from the Lakeland merger.
Three months ended June 30, 2024 compared to the three months ended June 30, 2023
For the three months ended June 30, 2024, the Company reported a net loss of $11.5 million, or $0.11 per basic and diluted share, compared to net income of $32.0 million, or $0.43 per basic and diluted share, for the three months ended June 30, 2023. The Company’s earnings for the three months ended June 30, 2024 were impacted by an initial CECL provision for credit losses on loans and commitments to extend credit of $65.2 million recorded as part of the Lakeland merger in accordance with GAAP requirements for accounting for business combinations. The results of operations for the three months ended June 30, 2024 included transaction costs related to the merger with Lakeland totaling $18.9 million and $2.0 million for the three months ended June 30, 2024 and 2023, respectively. Additionally, the Company realized a $2.8 million loss on the sale in the current quarter of subordinated debt issued by Lakeland from its investment portfolio.
Net Interest Income and Net Interest Margin
Net interest income increased $42.4 million to $141.5 million for the three months ended June 30, 2024, from $99.1 million for same period in 2023. Net interest income for the three months ended June 30, 2024 were favorably impacted by the net assets acquired from Lakeland, partially offset by unfavorable repricing of both deposits and borrowings.
The Company’s net interest margin increased 10 basis points to 3.21% for the quarter ended June 30, 2024, from 3.11% for the same period last year. Accretion of purchase accounting adjustments contributed 47 basis points to the net interest margin in the current quarter. The current net interest margin reflects the acquisition of Lakeland’s interest bearing assets and liabilities, the sale of $554.2 million of securities acquired from Lakeland and the repayment of overnight borrowings as well as the issuance of subordinated debt.
The weighted average yield on interest-earning assets for the quarter ended June 30, 2024 increased 94 basis points to 5.67%, compared to 4.73% for the quarter ended June 30, 2023. The weighted average cost of interest-bearing liabilities increased 96 basis points for the quarter ended June 30, 2024 to 3.09%, compared to 2.13% for the second quarter of 2023. The average cost of interest-bearing deposits for the quarter ended June 30, 2024 was 2.84%, compared to 1.85% for the same period last year. Average non-interest-bearing demand deposits increased $498.0 million to $2.87 billion for the quarter ended June 30, 2024, compared to $2.37 billion for the quarter ended June 30, 2023. The average cost of total deposits, including non-interest-bearing deposits, was 2.27% for the quarter ended June 30, 2024, compared with 1.42% for the quarter ended June 30, 2023. The average cost of borrowed funds for the quarter ended June 30, 2024 was 3.83%, compared to 3.41% for the same period last year.
Provision for Credit Losses on Loans
For the quarter ended June 30, 2024, the Company recorded a $66.1 million provision for credit losses on loans, compared with a $10.4 million provision for credit losses on loans for the quarter ended June 30, 2023. The provision for credit losses on loans in the quarter was primarily attributable to an initial CECL provision for credit losses on loans of $60.1 million, recorded as part of the Lakeland merger in accordance with GAAP requirements for accounting for business combinations. For the three months ended June 30, 2024, net charge-offs totaled $1.3 million, or an annualized 4 basis points of average loans.
Non-Interest Income and Expense
Non-interest income totaled $22.3 million for the quarter ended June 30, 2024, an increase of $2.9 million, compared to the same period in 2023. Fee income increased $2.9 million to $8.7 million for the three months ended June 30, 2024, compared to the prior year quarter, primarily due to increases in deposit fee income, debit card related fee income and commercial loan prepayment fees, resulting from the Lakeland merger. BOLI income increased $1.8 million to $3.3 million for the three months ended June 30, 2024, compared to the prior year quarter, primarily due to an increase in benefit claims recognized, combined with an increase in income related to the addition of Lakeland's BOLI. Wealth management fees increased $850,000 to $7.8 million for the three months ended June 30, 2024, compared to the quarter ended June 30, 2023, mainly due to an increase in the average market value of assets under management during the period, while insurance agency income increased $641,000 to $4.5 million for the three months ended June 30, 2024, compared to the quarter ended June 30, 2023, largely due to an increase in business activity. Partially offsetting these increases in non-interest income, net gains on securities transactions decreased $3.0 million for the three months ended June 30, 2024, compared to the quarter ended June 30, 2023, primarily due to a loss on the sale of subordinated debt issued by Lakeland from the Provident investment portfolio prior to the merger. Additionally, other income decreased $314,000 to $969,000 for the three months ended June 30, 2024, compared to the quarter ended June 30, 2023, primarily due to a decrease in gains on the sales of foreclosed real estate.
For the three months ended June 30, 2024, non-interest expense totaled $115.4 million, an increase of $50.3 million, compared to the three months ended June 30, 2023. Compensation and benefits expense increased $19.6 million to $54.9 million for three months ended June 30, 2024, compared to $35.3 million for the same period in 2023. The increase in compensation and benefits expense was primarily attributable to the addition of Lakeland. Additionally, merger-related expenses increased $17.0 million to $18.9 million for the three months ended June 30, 2024, compared to the same period in 2023. Amortization of intangibles increased $5.7 million to $6.5 million for the three months ended June 30, 2024, compared to $749,000 for the same period in 2023, largely due to purchase accounting adjustments. Data processing expense increased $2.7 million to $8.4 million for three months ended June 30, 2024, compared to $5.7 million for the same period in 2023, primarily due to additional software and hardware expenses needed for the addition of Lakeland. Net occupancy expense increased $3.2 million to $11.1 million for three months ended June 30, 2024, compared to $7.9 million for the same period in 2023, primarily due to an increase in depreciation and maintenance expenses because of the addition of Lakeland.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(1) was 2.02% for the quarter ended June 30, 2024, compared to 1.83% for the same period in 2023. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(1) was 57.86% for the three months ended June 30, 2024 compared to 53.29% for the same respective period in 2023.

Income Tax Expense
For the three months ended June 30, 2024, the Company's income tax benefit was $9.8 million, compared with an income tax expense of $11.6 million for the three months ended June 30, 2023. The decrease in tax expense for the three months ended June 30, 2024, compared with the same period last year was largely due to a $5.3 million tax benefit related to the revaluation of deferred tax assets to reflect the imposition by the State of NJ of a 2.5% Corporate Transit Fee, effective January 1, 2024, combined with a decrease in taxable income in the quarter as a result of additional expenses from the Lakeland merger.
Six months ended June 30, 2024 compared to the six months ended June 30, 2023
For the six months ended June 30, 2024, net income totaled $20.6 million, or $0.23 per basic and diluted share, compared to net income of $72.5 million, or $0.97 per basic and diluted share, for the six months ended June 30, 2023. The Company’s earnings for the six months ended June 30, 2024 were impacted by an initial CECL provision for credit losses on loans and commitments to extend credit of $65.2 million recorded as part of the Lakeland merger in accordance with GAAP requirements for accounting for business combinations. Transaction costs related to our merger with Lakeland totaled $21.1 million and $3.1 million for the six months ended June 30, 2024 and 2023, respectively. Additionally, the Company realized a $2.8 million loss related to the sale in the current quarter of subordinated debt issued by Lakeland from its investment portfolio.
Net Interest Income and Net Interest Margin
Net interest income increased $27.7 million to $235.2 million for the six months ended June 30, 2024, from $207.4 million for same period in 2023. Net interest income for the six months ended June 30, 2024 was favorably impacted by the net assets acquired from Lakeland, combined with the favorable repricing of adjustable rate loans, higher market rates on new loan originations and the originations of higher-yielding loans, partially offset by the unfavorable repricing of both deposits and borrowings.
For the six months ended June 30, 2024, the net interest margin decreased 21 basis points to 3.08%, compared to 3.29% for the six months ended June 30, 2023. The weighted average yield on interest earning assets increased 75 basis points to 5.43% for the six months ended June 30, 2024, compared to 4.68% for the six months ended June 30, 2023, while the weighted average cost of interest-bearing liabilities increased 113 basis points to 2.97% for the six months ended June 30, 2024, compared to 1.84% for the same period last year. The average cost of interest-bearing deposits increased 112 basis points to 2.74% for the six months ended June 30, 2024, compared to 1.62% for the same period last year. Average non-interest-bearing demand deposits increased $10.1 million to $2.47 billion for the six months ended June 30, 2024, compared with $2.46 billion for the six months ended June 30, 2023. The average cost of total deposits, including non-interest-bearing deposits, was 2.19% for the six months ended June 30, 2024, compared with 1.24% for the six months ended June 30, 2023. The average cost of borrowings for the six months ended June 30, 2024 was 3.75%, compared to 3.01% for the same period last year.
Provision for Credit Losses on Loans
For the six months ended June 30, 2024, the Company recorded a $66.3 million provision for credit losses on loans, compared with a provision for credit losses on loans of $16.4 million for the six months ended June 30, 2023. The provision for credit losses on loans in the quarter was primarily attributable to an initial CECL provision for credit losses on loans of $60.1 million recorded as part of the Lakeland merger in accordance with GAAP requirements for accounting for business combinations, partially offset by an improved economic forecast for the current six-month period within our CECL model, compared to the same period last year. For the six months ended June 30, 2024, net charge-offs totaled $2.3 million, or an annualized 3 basis points of average loans.
Non-Interest Income and Expense
For the six months ended June 30, 2024, non-interest income totaled $43.1 million, an increase of $1.5 million, compared to the same period in 2023. Fee income increased $2.4 million to $14.6 million for the six months ended June 30, 2024, compared to the same period in 2023, primarily due to increases in deposit fee income, debit card related fee income and commercial loan prepayment fees, resulting from the Lakeland merger. BOLI income increased $2.1 million to $5.1 million for the six months ended June 30, 2024, compared to the same period in 2023, primarily due to an increase in benefit claims recognized, combined with an increase in income related to the addition of Lakeland's BOLI, while wealth management income increased $1.4 million to $15.3 million for the six months ended June 30, 2024, compared to the same period in 2023, mainly due to an increase in the average market value of assets under management during the period. Insurance agency income increased $1.3 million to $9.3 million for the six months ended June 30, 2024, compared to $8.0 million for the same period in 2023, largely due to increases in contingent commissions, retention revenue and new business activity. Partially offsetting these increases in non-interest income, net gains on securities transactions decreased $3.0 million for the six months ended June 30, 2024, primarily due to a $2.8 million loss on the sale of subordinated debt issued by Lakeland from the Provident investment portfolio prior to the merger. Other income decreased $2.8 million to $1.8 million for the six months ended June 30, 2024, compared to $4.6 million for the same period in 2023, primarily due to a $2.0 million gain from the sale of a foreclosed commercial property recorded in the prior year, combined with a decrease in gains on sales of SBA loans.
Non-interest expense totaled $187.2 million for the six months ended June 30, 2024, an increase of $53.4 million, compared to $133.9 million for the six months ended June 30, 2023. Compensation and benefits expense increased $20.9 million to $94.9 million for the six months ended June 30, 2024, compared to $74.0 million for the six months ended June 30, 2023. The increase in compensation and benefits expense was primarily attributable to the addition of Lakeland. Merger-related expenses increased $18.1 million to $21.1 million for the six months ended June 30, 2024, compared to $3.1 million for the six months ended June 30, 2023. Amortization of intangibles increased $5.7 million to $7.2 million for the six months ended June 30, 2024, compared to $1.5 million for the six months ended June 30, 2023, largely due to purchase accounting adjustments related to Lakeland. Additionally, net occupancy expense increased $3.3 million to $19.7 million for the six months ended June 30, 2024, compared to the same period in 2023, primarily due to increased depreciation and maintenance expenses because of the addition of Lakeland.
Income Tax Expense
For the six months ended June 30, 2024, the Company's income tax expense was $1.1 million, compared with $26.1 million for the six months ended June 30, 2023. The decrease in tax expense for the six months ended June 30, 2024, compared with the same period last year was largely due to a $5.3 million tax benefit related to the revaluation of deferred tax assets to reflect the imposition by the State of NJ of a 2.5% Corporate Transit Fee, effective January 1, 2024, combined with a decrease in taxable income as a result of additional expenses from the Lakeland merger.
Asset Quality
The Company’s total non-performing loans as of June 30, 2024 were $67.9 million, or 0.36% of total loans, compared to $47.6 million, or 0.44% of total loans as of March 31, 2024 and $49.6 million, or 0.46% of total loans as of December 31, 2023. The $20.3 million increase in non-performing loans as of June 30, 2024, compared to the trailing quarter, consisted of an $11.7 million increase in non-performing construction loans, a $4.9 million increase in non-performing multi-family loans, a $2.8 million increase in non-performing commercial loans, a $2.8 million increase in non-performing residential mortgage loans and a $384,000 increase in non-performing consumer loans, partially offset by a $2.4 million decrease in non-performing commercial mortgage loans. These increases were due to the addition of Lakeland, which resulted in additional non-performing loans of $21.4 million. As of June 30, 2024, impaired loans totaled $54.6 million with related specific reserves of $7.7 million, compared with impaired loans totaling $40.1 million with related specific reserves of $8.2 million as of March 31, 2024. As of December 31, 2023, impaired loans totaled $42.8 million with related specific reserves of $2.4 million.
As of June 30, 2024, the Company’s allowance for credit losses related to the loan portfolio was 1.00% of total loans, compared to 0.98% and 0.99% as of March 31, 2024 and December 31, 2023, respectively. The allowance for credit losses increased $81.1 million to $188.3 million as of June 30, 2024, from $107.2 million as of December 31, 2023. The increase in the allowance for credit losses on loans as of June 30, 2024 compared to December 31, 2023 was due to a $66.3 million provision for credit losses and a $17.2 million allowance recorded through goodwill related to Purchased Credit Deteriorated loans acquired from Lakeland, partially offset by net charge-offs of $2.3 million.

The following table sets forth accruing past due loans and non-accrual loans on the dates indicated, as well as delinquency statistics and certain asset quality ratios.

	June 30, 2024		March 31, 2024		December 31, 2023
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Accruing past due loans:
30 to 59 days past due:
Commercial mortgage loans	3	$1,707	3	$5,052	1	$825
Multi-family mortgage loans	—	—	4	12,069	1	3,815
Construction loans	—	—	—	—	—	—
Residential mortgage loans	9	1,714	11	3,568	13	3,429
Total mortgage loans	12	3,421	18	20,689	15	8,069
Commercial loans	20	3,444	11	4,493	6	998
Consumer loans	38	2,891	22	803	31	875
Total 30 to 59 days past due	70	$9,756	51	$25,985	52	$9,942

60 to 89 days past due:
Commercial mortgage loans	3	$1,231	3	$1,148	—	$—
Multi-family mortgage loans	—	—	—	—	1	1,635
Construction loans	—	—	—	—	—	—
Residential mortgage loans	10	2,193	6	804	8	1,208
Total mortgage loans	13	3,424	9	1,952	9	2,843
Commercial loans	6	1,146	3	332	3	198
Consumer loans	9	648	8	755	5	275
Total 60 to 89 days past due	28	5,218	20	3,039	17	3,316
Total accruing past due loans	98	$14,974	71	$29,024	69	$13,258

Non-accrual:
Commercial mortgage loans	10	$3,588	8	$5,938	7	$5,151
Multi-family mortgage loans	5	7,276	2	2,355	1	744
Construction loans	1	11,698	—	—	1	771
Residential mortgage loans	20	4,447	10	1,647	7	853
Total mortgage loans	36	27,009	20	9,940	16	7,519
Commercial loans	58	39,715	21	36,892	26	41,487
Consumer loans	24	1,144	11	760	10	633
Total non-accrual loans	118	$67,868	52	$47,592	52	$49,639

Non-performing loans to total loans		0.36%		0.44%		0.46%
Allowance for loan losses to total non-performing loans		277.50%		223.63%		215.96%
Allowance for loan losses to total loans		1.00%		0.98%		0.99%
As of June 30, 2024 and December 31, 2023, the Company held foreclosed assets of $11.1 million and $11.7 million, respectively. During the six months ended June 30, 2024, there were three properties sold with an aggregate carrying value of $532,000. Foreclosed assets as of June 30, 2024 consisted primarily of commercial real estate. Total non-performing assets as of June 30, 2024 increased $17.7 million to $79.0 million, or 0.33% of total assets, from $61.3 million, or 0.43% of total assets as of December 31, 2023.

Balance Sheet Summary
Total assets as of June 30, 2024 were $24.07 billion, a $9.86 billion increase from December 31, 2023. The increase in total assets was primarily due to the addition of Lakeland.
The Company’s loan portfolio totaled $18.76 billion as of June 30, 2024 and $10.87 billion as of December 31, 2023. The loan portfolio consisted of the following:

	June 30, 2024	March 31, 2024	December 31, 2023
	(Dollars in thousands)
Mortgage loans:
Commercial	$7,337,742	$4,353,799	$4,512,411
Multi-family	3,189,808	1,825,888	1,812,500
Construction	970,244	711,417	653,246
Residential	2,024,027	1,152,185	1,164,956
Total mortgage loans	13,521,821	8,043,289	8,143,113
Commercial loans	4,617,232	2,514,550	2,442,406
Consumer loans	626,016	295,125	299,164
Total gross loans	18,765,069	10,852,964	10,884,683
Premiums on purchased loans	1,410	1,439	1,474
Net deferred fees and unearned discounts	(7,149)	(11,696)	(12,456)
Total loans	$18,759,330	$10,842,707	$10,873,701
As part of the merger with Lakeland, we acquired $7.91 billion in loans, net of purchase accounting adjustments. As of June 30, 2024, the acquired Lakeland loan portfolio, net of fair value marks totaled $7.97 billion, which included $3.02 billion in commercial mortgage loans, $1.49 billion in commercial loans, $1.36 billion in multi-family loans, $878.2 million in residential loans, $564.5 million in specialty lending, $327.3 million in construction loans and $327.2 million in consumer loans. Commercial loans, consisting of commercial real estate, multi-family, commercial and construction loans, represented 85.9% of the loan portfolio as of June 30, 2024, compared to 86.5% as of December 31, 2023.
For the six months ended June 30, 2024, loan funding, including advances on lines of credit, totaled $1.84 billion, compared with $1.79 billion for the same period in 2023.
As of June 30, 2024, the Company’s unfunded loan commitments totaled $3.01 billion, including commitments of $1.51 billion in commercial loans, $664.7 million in construction loans and $186.6 million in commercial mortgage loans. Unfunded loan commitments as of December 31, 2023 and June 30, 2023 were $2.09 billion and $2.02 billion, respectively.
The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.67 billion as of June 30, 2024, compared to $1.09 billion and $1.74 billion as of December 31, 2023 and June 30, 2023, respectively.
Total investment securities were $3.10 billion as of June 30, 2024, a $963.0 million increase from December 31, 2023. This increase was primarily due to the addition of Lakeland.
Total deposits increased $8.06 billion during the six months ended June 30, 2024, to $18.35 billion. Total savings and demand deposit accounts increased $6.07 billion to $15.27 billion as of June 30, 2024, while total time deposits increased $1.99 billion to $3.08 billion as of June 30, 2024. The increase in savings and demand deposits was largely attributable to a $2.88 billion increase in interest bearing demand deposits, a $1.51 billion increase in non-interest bearing demand deposits, a $1.12 billion increase in money market deposits and a $569.5 million increase in savings deposits. The Company's Insured Cash Sweep deposits increased $619.8 million to $1.14 billion as of June 30, 2024, from $520.2 million as of December 31, 2023. The increase in time deposits consisted of a $2.09 billion increase in retail time deposits, partially offset by a $100.5 million decrease in brokered time deposits.

Borrowed funds increased $332.0 million during the six months ended June 30, 2024, to $2.30 billion. The increase in deposits and borrowings was largely due to the addition of Lakeland. Borrowed funds represented 9.6% of total assets as of June 30, 2024, a decrease from 13.9% as of December 31, 2023.
Stockholders’ equity increased $865.1 million during the six months ended June 30, 2024, to $2.56 billion, primarily due to common stock issued for the purchase of Lakeland and net income earned for the period, partially offset by an increase in unrealized losses on available for sale debt securities and cash dividends paid to stockholders. For the three and six months ended June 30, 2024, common stock repurchases totaled 527 shares at an average cost of $15.17 per share and 86,852 shares at an average cost of $14.84 per share, respectively, all of which were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. As of June 30, 2024, approximately 1.0 million shares remained eligible for repurchase under the current stock repurchase authorization. Book value per share and tangible book value per share(1) as of June 30, 2024 were $19.60 and $13.07, respectively, compared with $22.38 and $16.32, respectively, as of December 31, 2023.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout New Jersey, Bucks, Lehigh and Northampton counties in Pennsylvania, as well as Orange, Queens and Nassau Counties in New York. Provident Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company and insurance services through its wholly owned subsidiary, Provident Protection Plus, Inc.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Friday, July 26, 2024 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended June 30, 2024. The call may be accessed by dialing 1-888-412-4131 (United States Toll Free) and 1-646-960-0134 (United States Local). Speakers will need to enter conference ID code (3610756) before being met by a live operator. Internet access to the call is also available (listen only) at provident.bank by going to Investor Relations and clicking on "Webcast."
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and those related to the economic environment, particularly in the market areas in which the Company operates, inflation and unemployment, competitive products and pricing, real estate values, fiscal and monetary policies of the U.S. Government, changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, potential goodwill impairment, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets, the availability of and costs associated with sources of liquidity, any failure to realize the anticipated benefits of the merger transaction when expected or at all; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected conditions, factors or events, potential adverse reactions or changes to business, employee, customer and/or counterparty relationships, including those resulting from the completion of the merger and integration of the companies; and the impact of a potential shutdown of the federal government.
The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date they are made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not assume any duty, and does not undertake, to update any forward-looking statements to reflect events or circumstances after the date of this statement.
Footnotes
(1) Annualized adjusted pre-tax, pre-provision return on average assets, average equity and average tangible equity, tangible book value per share, annualized adjusted non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the Three Months ended			At or for the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Statement of Income
Net interest income	$141,506	$93,670	$99,106	$235,176	$207,430
Provision for credit losses	69,705	(320)	9,750	69,385	16,490
Non-interest income	22,275	20,807	19,387	43,081	41,540
Non-interest expense	115,394	71,827	65,110	187,221	133,858
(Loss) income before income tax expense	(21,318)	42,970	43,633	21,651	98,622
Net (loss) income	(11,485)	32,082	32,003	20,596	72,539
Diluted earnings per share	$(0.11)	$0.43	$0.43	$0.23	$0.97
Interest rate spread	2.58%	2.26%	2.60%	2.46%	2.84%
Net interest margin	3.21%	2.87%	3.11%	3.08%	3.29%

Profitability
Annualized return on average assets	(0.24)%	0.92%	0.93%	0.25%	1.06%
Annualized return on average equity	(2.17)%	7.60%	7.76%	2.17%	8.92%
Annualized return on average tangible equity (3)	(3.15)%	10.40%	10.75%	3.06%	12.40%
Annualized adjusted non-interest expense to average assets (4)	2.02%	1.99%	1.83%	2.01%	1.91%
Efficiency ratio (5)	57.86%	60.83%	53.29%	59.06%	52.54%

Asset Quality
Non-accrual loans		$47,592		$67,868	$45,928
90+ and still accruing		—		—	—
Non-performing loans		47,592		67,868	45,928
Foreclosed assets		11,324		11,119	13,697
Non-performing assets		58,916		78,987	59,625
Non-performing loans to total loans		0.44%		0.36%	0.44%
Non-performing assets to total assets		0.42%		0.33%	0.42%
Allowance for loan losses		$106,429		$188,331	$102,073
Allowance for loan losses to total non-performing loans		223.63%		277.50%	222.25%
Allowance for loan losses to total loans		0.98%		1.00%	0.97%
Net loan charge-offs	$1,340	$971	$1,085	$2,311	$1,756
Annualized net loan charge-offs to average total loans	0.04%	0.04%	0.04%	0.04%	0.03%

Average Balance Sheet Data
Assets	$19,197,041	$14,093,767	$13,833,055	$16,645,404	$13,783,159
Loans, net	14,649,413	10,668,992	10,238,224	12,659,202	10,166,439
Earning assets	17,385,819	12,862,910	12,575,967	15,093,217	12,497,684
Core deposits	12,257,244	9,129,244	9,297,058	10,693,244	9,507,756
Borrowings	2,158,193	1,940,981	1,658,809	2,049,587	1,442,744
Interest-bearing liabilities	13,856,039	10,074,106	9,565,814	11,965,072	9,416,020
Stockholders' equity	2,127,469	1,698,170	1,653,677	1,912,820	1,640,099
Average yield on interest-earning assets	5.67%	5.06%	4.73%	5.43%	4.68%
Average cost of interest-bearing liabilities	3.09%	2.80%	2.13%	2.97%	1.84%

Notes and Reconciliation of GAAP and Non-GAAP Financial Measures
(Dollars in Thousands, except share data)
The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

(1) Annualized adjusted pre-tax, pre-provision ("PTPP") returns on average assets, average equity and average tangible equity
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Net (loss) income	$(11,485)	$32,082	$32,003	$20,596	$72,539
Adjustments to net (loss) income:
Provision for credit losses	69,705	(320)	9,750	69,385	16,490
Net loss on Lakeland bond sale	2,839	—	—	2,839	—
Merger-related transaction costs	18,915	2,202	1,960	21,117	3,060
Income tax (benefit) expense	(9,833)	10,888	11,630	1,055	26,083
PTPP income	$70,141	$44,852	$55,343	$114,992	$118,172

Annualized PTPP income	$282,106	$180,394	$221,980	$231,248	$238,303
Average assets	$19,197,041	$14,093,767	$13,833,055	$16,645,404	$13,783,160
Average equity	$2,127,469	$1,698,170	$1,653,677	$1,912,820	$1,640,099
Average tangible equity	$1,468,630	$1,240,475	$1,193,812	$1,354,553	$1,179,853

Annualized PTPP return on average assets	1.47%	1.28%	1.60%	1.39%	1.73%
Annualized PTPP return on average equity	13.26%	10.62%	13.42%	12.09%	14.53%
Annualized PTPP return on average tangible equity	19.21%	14.54%	18.59%	17.07%	20.20%

(2) Book and Tangible Book Value per Share
				June 30,	December 31,
				2024	2023
Total stockholders' equity				$2,555,646	$1,690,596
Less: total intangible assets				851,507	457,942
Total tangible stockholders' equity				$1,704,139	$1,232,654

Shares outstanding				130,380,393	75,537,186

Book value per share (total stockholders' equity/shares outstanding)				$19.60	$22.38
Tangible book value per share (total tangible stockholders' equity/shares outstanding)				$13.07	$16.32

(3) Annualized Return on Average Tangible Equity
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Total average stockholders' equity	$2,127,469	$1,698,170	$1,653,677	$1,912,820	$1,640,099
Less: total average intangible assets	658,839	457,695	459,865	558,267	460,246
Total average tangible stockholders' equity	$1,468,630	$1,240,475	$1,193,812	$1,354,553	$1,179,853

Net (loss) income	$(11,485)	$32,082	$32,003	$20,596	$72,539

Annualized return on average tangible equity (net income/total average tangible stockholders' equity)	(3.15)%	10.40%	10.75%	3.06%	12.40%

(4) Annualized Adjusted Non-Interest Expense to Average Assets
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Reported non-interest expense	$115,394	$71,827	$65,110	$187,221	$133,858
Adjustments to non-interest expense:
Merger-related transaction costs	18,915	2,202	1,960	21,117	3,060
Adjusted non-interest expense	$96,479	$69,625	$63,150	$166,104	$130,798

Annualized adjusted non-interest expense	$388,036	$280,030	$253,294	$334,033	$263,764

Average assets	$19,197,041	$14,093,767	$13,833,055	$16,645,404	$13,783,160

Annualized adjusted non-interest expense/average assets	2.02%	1.99%	1.83%	2.01%	1.91%

(5) Efficiency Ratio Calculation
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Net interest income	$141,506	$93,670	$99,106	$235,176	$207,430
Reported non-interest income	22,275	20,807	19,387	43,081	41,540
Adjustments to non-interest income:
Net loss (gain) on securities transactions	2,973	(24)	1	2,974	(24)
Adjusted non-interest income	25,248	20,783	19,388	46,055	41,516
Total income	$166,754	$114,453	$118,494	$281,231	$248,946

Adjusted non-interest expense	$96,479	$69,625	$63,150	$166,104	$130,798

Efficiency ratio (adjusted non-interest expense/income)	57.86%	60.83%	53.29%	59.06%	52.54%

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
June 30, 2024 (Unaudited) and December 31, 2023
(Dollars in Thousands)

Assets	June 30, 2024	December 31, 2023
Cash and due from banks	$290,528	$180,241
Short-term investments	33	14
Total cash and cash equivalents	290,561	180,255
Available for sale debt securities, at fair value	2,626,783	1,690,112
Held to maturity debt securities, net (fair value of $352,167 as of June 30, 2024 (unaudited) and $352,601 as of December 31, 2023)	350,528	363,080
Equity securities, at fair value	19,250	1,270
Federal Home Loan Bank stock	100,068	79,217
Loans held for sale	4,450	1,785
Loans held for investment	18,759,330	10,871,916
Less allowance for credit losses	188,331	107,200
Net loans	18,575,449	10,766,501
Foreclosed assets, net	11,119	11,651
Banking premises and equipment, net	127,396	70,998
Accrued interest receivable	93,843	58,966
Intangible assets	851,507	457,942
Bank-owned life insurance	404,605	243,050
Other assets	619,358	287,768
Total assets	$24,070,467	$14,210,810

Liabilities and Stockholders' Equity
Deposits:
Demand deposits	$13,526,094	$8,020,889
Savings deposits	1,745,158	1,175,683
Certificates of deposit of $250,000 or more	871,842	218,549
Other time deposits	2,210,150	877,393
Total deposits	18,353,244	10,292,514
Mortgage escrow deposits	50,694	36,838
Borrowed funds	2,302,058	1,970,033
Subordinated debentures	412,766	10,695
Other liabilities	396,059	210,134
Total liabilities	21,514,821	12,520,214

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 137,565,966 shares issued and 130,380,393 shares outstanding as of June 30, 2024 and 75,537,186 outstanding as of December 31, 2023.	1,376	832
Additional paid-in capital	1,868,643	989,058
Retained earnings	957,979	974,542
Accumulated other comprehensive loss	(139,964)	(141,115)
Treasury stock	(129,115)	(127,825)
Unallocated common stock held by the Employee Stock Ownership Plan	(3,273)	(4,896)
Common Stock acquired by the Directors' Deferred Fee Plan	(2,398)	(2,694)
Deferred Compensation - Directors' Deferred Fee Plan	2,398	2,694
Total stockholders' equity	2,555,646	1,690,596
Total liabilities and stockholders' equity	$24,070,467	$14,210,810

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three months ended June 30, 2024, March 31, 2024 and June 30, 2023, and six months ended June 30, 2024 and 2023 (Unaudited)
(Dollars in Thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Interest and dividend income:
Real estate secured loans	$156,318	$107,456	$99,302	$263,774	$195,290
Commercial loans	58,532	36,100	31,426	94,632	60,109
Consumer loans	8,351	4,523	4,431	12,874	8,673
Available for sale debt securities, equity securities and Federal Home Loan Bank stock	20,394	12,330	11,432	32,724	22,862
Held to maturity debt securities	2,357	2,268	2,357	4,625	4,725
Deposits, federal funds sold and other short-term investments	1,859	1,182	948	3,041	1,793
Total interest income	247,811	163,859	149,896	411,670	293,452

Interest expense:
Deposits	81,058	52,534	36,447	133,592	63,957
Borrowed funds	20,566	17,383	14,088	37,949	21,564
Subordinated debt	4,681	272	255	4,953	501
Total interest expense	106,305	70,189	50,790	176,494	86,022
Net interest income	141,506	93,670	99,106	235,176	207,430
Provision charge (benefit) for credit losses	69,705	(320)	9,750	69,385	16,490
Net interest income after provision for credit losses	71,801	93,990	89,356	165,791	190,940

Non-interest income:
Fees	8,699	5,912	5,775	14,611	12,162
Wealth management income	7,769	7,488	6,919	15,257	13,834
Insurance agency income	4,488	4,793	3,847	9,281	7,950
Bank-owned life insurance	3,323	1,817	1,534	5,140	3,018
Net (loss) gain on securities transactions	(2,973)	(1)	29	(2,974)	24
Other income	969	798	1,283	1,766	4,552
Total non-interest income	22,275	20,807	19,387	43,081	41,540

Non-interest expense:
Compensation and employee benefits	54,888	40,048	35,283	94,936	74,021
Net occupancy expense	11,142	8,520	7,949	19,662	16,360
Data processing expense	8,433	6,783	5,716	15,217	11,224
FDIC Insurance	3,100	2,272	2,125	5,372	4,061
Amortization of intangibles	6,483	705	749	7,188	1,511
Advertising and promotion expense	1,171	966	1,379	2,137	2,589
Merger-related expenses	18,915	2,202	1,960	21,117	3,060
Other operating expenses	11,262	10,331	9,949	21,592	21,032
Total non-interest expense	115,394	71,827	65,110	187,221	133,858
(Loss) Income before income tax expense	(21,318)	42,970	43,633	21,651	98,622
Income tax (benefit) expense	(9,833)	10,888	11,630	1,055	26,083
Net (loss) income	$(11,485)	$32,082	$32,003	$20,596	$72,539

Basic earnings per share	$(0.11)	$0.43	$0.43	$0.23	$0.97
Average basic shares outstanding	102,957,521	75,260,029	74,823,272	89,108,775	74,734,795

Diluted earnings per share	$(0.11)	$0.43	$0.43	$0.23	$0.97
Average diluted shares outstanding	102,957,521	75,275,660	74,830,187	89,116,590	74,766,848

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Dollars in Thousands) (Unaudited)
	June 30, 2024			March 31, 2024			June 30, 2023
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-Earning Assets:
Deposits	$40,228	$1,859	5.38%	$87,848	$1,182	5.41%	$73,470	$947	5.17%
Federal funds sold and other short-term investments	—	—	—%	21	—	—%	88	1	6.75%
Available for sale debt securities	2,244,725	17,646	3.14%	1,673,950	10,022	2.39%	1,801,050	10,290	2.29%
Held to maturity debt securities, net (1)	352,216	2,357	2.68%	357,246	2,268	2.54%	379,958	2,357	2.48%
Equity securities, at fair value	10,373	—	—%	1,099	—	—%	1,006	—	—%
Federal Home Loan Bank stock	88,864	2,747	12.36%	73,754	2,308	12.52%	82,171	1,142	5.56%
Net loans: (2)
Total mortgage loans	10,674,109	156,318	5.81%	7,990,218	107,456	5.33%	7,701,072	99,302	5.11%
Total commercial loans	3,514,602	58,532	6.62%	2,381,965	36,100	6.03%	2,234,043	31,426	5.59%
Total consumer loans	460,702	8,351	7.29%	296,809	4,523	6.13%	303,109	4,431	5.86%
Total net loans	14,649,413	223,201	6.05%	10,668,992	148,079	5.51%	10,238,224	135,159	5.24%
Total interest-earning assets	$17,385,819	$247,810	5.67%	$12,862,910	$163,859	5.06%	$12,575,967	$149,896	4.73%

Non-Interest Earning Assets:
Cash and due from banks	37,621			116,563			129,979
Other assets	1,773,601			1,114,294			1,127,109
Total assets	$19,197,041			$14,093,767			$13,833,055

Interest-Bearing Liabilities:
Demand deposits	$7,935,543	$58,179	2.95%	$5,894,062	$41,566	2.84%	$5,620,268	$28,613	2.04%
Savings deposits	1,454,784	832	0.23%	1,163,181	637	0.22%	1,307,830	537	0.16%
Time deposits	2,086,433	22,047	4.25%	1,065,170	10,331	3.90%	968,344	7,297	3.02%
Total Deposits	11,476,760	81,058	2.84%	8,122,413	52,534	2.60%	7,896,442	36,447	1.85%

Borrowed funds	2,158,193	20,565	3.83%	1,940,981	17,383	3.60%	1,658,809	14,088	3.41%
Subordinated debentures	221,086	4,681	8.52%	10,712	272	10.23%	10,563	255	9.66%
Total interest-bearing liabilities	13,856,039	106,304	3.09%	10,074,106	70,189	2.80%	9,565,814	50,790	2.13%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	2,866,917			2,072,001			2,368,960
Other non-interest bearing liabilities	346,616			249,490			244,604
Total non-interest bearing liabilities	3,213,533			2,321,491			2,613,564
Total liabilities	17,069,572			12,395,597			12,179,378
Stockholders' equity	2,127,469			1,698,170			1,653,677
Total liabilities and stockholders' equity	$19,197,041			$14,093,767			$13,833,055

Net interest income		$141,506			$93,670			$99,106

Net interest rate spread			2.58%			2.26%			2.60%
Net interest-earning assets	$3,529,780			$2,788,804			$3,010,153

Net interest margin (3)			3.21%			2.87%			3.11%

Ratio of interest-earning assets to total interest-bearing liabilities	1.25x			1.28x			1.31x

(1)	Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)	Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest margin for the previous five quarters.
	6/30/24	3/31/24	12/31/23	9/30/23	6/30/23
	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.
Interest-Earning Assets:
Securities	3.40%	2.87%	2.79%	2.67%	2.53%
Net loans	6.05%	5.51%	5.50%	5.37%	5.24%
Total interest-earning assets	5.67%	5.06%	5.04%	4.89%	4.73%

Interest-Bearing Liabilities:
Total deposits	2.84%	2.60%	2.47%	2.22%	1.85%
Total borrowings	3.83%	3.60%	3.71%	3.74%	3.41%
Total interest-bearing liabilities	3.09%	2.80%	2.71%	2.50%	2.13%

Interest rate spread	2.58%	2.26%	2.33%	2.39%	2.60%
Net interest margin	3.21%	2.87%	2.92%	2.96%	3.11%

Ratio of interest-earning assets to interest-bearing liabilities	1.25x	1.28x	1.28x	1.30x	1.31x

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Dollars in Thousands) (Unaudited)

	June 30, 2024			June 30, 2023
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$32,901	$3,041	5.38%	$72,750	$1,791	4.97%
Federal funds sold and other short term investments	—	—	—%	59	2	6.00%
Available for sale debt securities	1,959,549	27,669	2.82%	1,804,814	20,692	2.29%
Held to maturity debt securities, net (1)	354,731	4,625	2.61%	381,921	4,725	2.47%
Equity securities, at fair value	5,525	—	—%	999	—	—%
Federal Home Loan Bank stock	81,309	5,055	12.43%	70,702	2,170	6.14%
Net loans: (2)
Total mortgage loans	9,326,838	263,774	5.61%	7,671,493	195,290	5.07%
Total commercial loans	2,953,842	94,632	6.39%	2,191,222	60,109	5.49%
Total consumer loans	378,522	12,874	6.84%	303,724	8,673	5.76%
Total net loans	12,659,202	371,280	5.83%	10,166,439	264,072	5.18%
Total interest-earning assets	$15,093,217	$411,670	5.43%	$12,497,684	$293,452	4.68%

Non-Interest Earning Assets:
Cash and due from banks	108,229			136,431
Other assets	1,443,958			1,149,044
Total assets	$16,645,404			$13,783,159

Interest-Bearing Liabilities:
Demand deposits	$6,914,802	$99,745	2.90%	$5,695,507	$50,533	1.79%
Savings deposits	1,308,983	1,469	0.23%	1,352,874	990	0.15%
Time deposits	1,575,801	32,378	4.13%	914,358	12,434	2.74%
Total deposits	9,799,586	133,592	2.74%	7,962,739	63,957	1.62%
Borrowed funds	2,049,587	37,949	3.75%	1,442,744	21,564	3.01%
Subordinated debentures	115,899	4,953	8.59%	10,537	501	9.58%
Total interest-bearing liabilities	$11,965,072	$176,494	2.97%	$9,416,020	$86,022	1.84%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	2,469,459			2,459,375
Other non-interest bearing liabilities	298,053			267,666
Total non-interest bearing liabilities	2,767,512			2,727,041
Total liabilities	14,732,584			12,143,061
Stockholders' equity	1,912,820			1,640,099
Total liabilities and stockholders' equity	$16,645,404			$13,783,160

Net interest income		$235,176			$207,430

Net interest rate spread			2.46%			2.84%
Net interest-earning assets	$3,128,145			$3,081,664

Net interest margin (3)			3.08%			3.29%

Ratio of interest-earning assets to total interest-bearing liabilities	1.26x			1.33x

(1) Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2) Average outstanding balance are net of the allowance for loan losses, deferred loan fees and expenses, loan premium and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the year-to-date net interest margin for the previous three years.

	Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2022
Interest-Earning Assets:
Securities	3.14%	2.52%	1.59%
Net loans	5.83%	5.18%	3.84%
Total interest-earning assets	5.43%	4.68%	3.33%

Interest-Bearing Liabilities:
Total deposits	2.74%	1.62%	0.26%
Total borrowings	3.75%	3.01%	0.85%
Total interest-bearing liabilities	2.97%	1.84%	0.30%

Interest rate spread	2.46%	2.84%	3.03%
Net interest margin	3.08%	3.29%	3.11%

Ratio of interest-earning assets to interest-bearing liabilities	1.26x	1.33x	1.39x